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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

   Ivy                      Madie
--------------------------------------------------------------------------------
   (Last)                  (First)                 (Middle)

   1330 Avenue of the Americas
--------------------------------------------------------------------------------
                                    (Street)

   New York                         New York            10019
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   ESG Re Limited (ESREF)

================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Day/Year

   09/18/02
================================================================================
5. If Amendment, Date of Original (Month/Day/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [_]   Director                             [X]   10% Owner
   [_]   Officer (give title below)           [_]   Other (specify below)

                              Chairman of the Board
================================================================================
7. Individual or Joint/Group Filing (Check applicable line)

   [X] Form filed by one Reporting Person
   [_] Form filed by more than one Reporting Person


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                      2.            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Transaction   Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Date          (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     (Month/       ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            Day/Year)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common shares,
par value $1.00 per share                                                                            8,636      (D)
------------------------------------------------------------------------------------------------------------------------------------
Common shares,                                                                                                            As
par value $1.00 per share                                                                          196,852      (I)       Trustee(1)
------------------------------------------------------------------------------------------------------------------------------------
Common shares,
par value $1.00 per share                                                                           72,114      (I)       (2)
------------------------------------------------------------------------------------------------------------------------------------
Common shares,
par value $1.00 per share             9/18/2002      P               10,100      (A)    $0.94                   (I)       (3)
------------------------------------------------------------------------------------------------------------------------------------
Common shares,
par value $1.00 per share             9/18/2002      P               24,100      (A)    $0.95                   (I)       (3)
------------------------------------------------------------------------------------------------------------------------------------
Common shares,
par value $1.00 per share             9/18/2002      P                  500      (A)    $0.93                   (I)       (3)
------------------------------------------------------------------------------------------------------------------------------------
Common shares,
par value $1.00 per share             9/18/2002      P              100,000      (A)    $0.92    1,165,312      (I)       (3)
------------------------------------------------------------------------------------------------------------------------------------
Common shares,                                                                                                            As
par value $1.00 per share             9/18/2002      P               10,000      (A)    $0.90       39,695      (I)       Trustee(4)
------------------------------------------------------------------------------------------------------------------------------------
Common shares,                                                                                                            As
par value $1.00 per share                                                                            5,348      (I)       Trustee(5)
------------------------------------------------------------------------------------------------------------------------------------
Common shares,
par value $1.00 per share                                                                          383,091      (I)       (6)
------------------------------------------------------------------------------------------------------------------------------------
Common shares,
par value $1.00 per share                                                                        1,133,088      (I)       (7)
------------------------------------------------------------------------------------------------------------------------------------


* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

            POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
         INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
             UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

                                                                          (Over)
                                                                 SEC 1474 (9-02)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                            9.
                                                                                                            Number   10.
                                                                                                            of       Owner-
                                                                                                            Deriv-   ship
                                                                                                            ative    Form
                   2.                                                                                       Secur-   of
                   Conver-                         5.                             7.                        ities    Deriv-  11.
                   sion            3A              Number of                      Title and Amount          Bene-    ative   Nature
                   of              Deemed          Derivative    6.               of Underlying     8.      ficially Secur-  of
                   Exer-           Exe-    4.      Securities    Date             Securities        Price   Owned    ity:    In-
                   cise    3.      cution  Trans-  Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      Follow-  Direct  direct
                   Price   Trans-  Date,   action  or Disposed   Expiration Date  ----------------  Deriv-  ing Re-  (D) or  Bene-
1.                 of      action  if      Code    of(D)         (Month/Day/Year)           Amount  ative   ported   In-     ficial
Title of           Deriv-  Date    any     (Instr. (Instr. 3,    ----------------           or      Secur-  Trans-   direct  Owner-
Derivative         ative   (Month/ (Month/   8)     4 and 5)      Date     Expira-          Number  ity     actions  (I)     ship
Security           Secur-  Day/    Day/    ------  ------------   Exer-    tion             of      (Instr. (Instr.  (Instr. (Instr.
(Instr. 3)         ity     Year)   Year)   Code V    (A)   (D)    cisable  Date      Title  Shares  5)      4)        4)      4)
-----------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                          12/3/97   12/3/07  Common      735             735    (D)
                                                                                     shares
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                         12/17/97  12/17/07  Common       64              64    (D)
                                                                                     shares
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                         12/22/97  12/22/07  Common       86              86    (D)
                                                                                     shares
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                          12/3/97   12/3/07  Common    1,176           1,176    (I)  (2)
                                                                                     shares
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                         12/17/97  12/17/07  Common      102             102    (I)  (2)
                                                                                     shares
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                         12/22/97  12/22/07  Common      138             138    (I)  (2)
                                                                                     shares
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                          12/3/97   12/3/07  Common  107,451         107,451    (I)  (3)
                                                                                     shares
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                         12/17/97  12/17/07  Common  871,427         871,427    (I)  (3)
                                                                                     shares
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                         12/22/97  12/22/07  Common  105,097         105,097    (I)  (3)
                                                                                     shares
------------------------------------------------------------------------------------------------------------------------------------
Class B Warrants  $20/sh(8)                                       1/27/98   1/27/08  Common  276,240         276,240    (I)  (3)
                                                                                     shares
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                          12/3/97   12/3/07  Common    1,176           1,176    (I)  As
                                                                                     shares                                  Trustee
                                                                                                                             (4)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                         12/17/97  12/17/07  Common      102             102    (I)  As
                                                                                     shares                                  Trustee
                                                                                                                             (4)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                         12/22/97  12/22/07  Common      137             137    (I)  As
                                                                                     shares                                  Trustee
                                                                                                                             (4)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                          12/3/97   12/3/07  Common   11,765          11,765    (I)  As
                                                                                     shares                                  Trustee
                                                                                                                             (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                         12/17/97  12/17/07  Common    1,017           1,017    (I)  As
                                                                                     shares                                  Trustee
                                                                                                                             (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                         12/22/97  12/22/07  Common    1,372           1,372    (I)  As
                                                                                     shares                                  Trustee
                                                                                                                             (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                          12/3/97   12/3/07  Common      588             588    (I)  As
                                                                                     shares                                  Trustee
                                                                                                                             (5)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                         12/17/97  12/17/07  Common       51              51    (I)  As
                                                                                     shares                                  Trustee
                                                                                                                             (5)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                         12/22/97  12/22/07  Common       69              69    (I)  As
                                                                                     shares                                  Trustee
                                                                                                                             (5)
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                          12/3/97   12/3/07  Common   51,177          51,177    (I)  (6)
                                                                                     shares
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                         12/17/97  12/17/07  Common    4,422           4,422    (I)  (6)
                                                                                     shares
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                         12/22/97  12/22/07  Commons   5,969           5,969    (I)  (6)
                                                                                     shares
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                          12/3/97   12/3/07  Common   86,147          86,147    (I)  (7)
                                                                                     shares
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                         12/17/97  12/17/07  Common    7,443           7,443    (I)  (7)
                                                                                     shares
------------------------------------------------------------------------------------------------------------------------------------
Class A Warrants  $20/sh                                         12/22/97  12/22/07  Common   10,048          10,048    (I)  (7)
                                                                                     shares
------------------------------------------------------------------------------------------------------------------------------------
Options (right    $20/sh                                         12/12/97  12/12/07  Common   35,714          35,714    (I)  (2)
to buy)                                                                              shares
------------------------------------------------------------------------------------------------------------------------------------
Options (right    $25.50/sh                                        5/4/98    5/4/08  Common   30,714          30,714    (I)  (2)
to buy)                                                                              shares
------------------------------------------------------------------------------------------------------------------------------------
Options (right    $16.81/sh                                       2/25/99   2/25/09  Common   70,000          70,000    (I)  (2)
to buy)                                                                              shares
------------------------------------------------------------------------------------------------------------------------------------
Options (right    $16.50/sh                                        5/7/99    5/7/09  Common    5,000           5,000    (I)  (2)
to buy)                                                                              shares
------------------------------------------------------------------------------------------------------------------------------------
Options (right    $5.4375/sh                                     12/15/99  12/15/09  Common  350,000         350,000    (I)  (2)
to buy)                                                                              shares
------------------------------------------------------------------------------------------------------------------------------------
Options (right    $4.32380/sh                                    12/18/01    1/1/11  Common   49,082          49,082    (I)  (2)
to buy)                                                                              shares
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
(1)  Held by Head Company Profit Sharing Plan.
(2) Held by trust(s) for the benefit of heir(s) of Madie Ivy. Madie Ivy is the Managing Member of the trustee of the trust(s). The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for any purpose.
(3) Held by two limited liability companies, of which Madie Ivy is a Managing Member and a Managing Member of the Managing Member, respectively.
(4)  Held by the Head Family Foundation.
(5)  Held by Head Company Pension Plan.
(6) Held by a limited partnership, of which Madie Ivy is the Co-Chief Executive Officer of the General Partner.
(7) Held by two limited partnerships, of which Madie Ivy is a Managing Member of the General Partner.
(8)  Exercise Price of Class B Warrants decreases in future.


/s/  Madie Ivy                                          September 20, 2002
----------------------------------------            -------------------------
   **Signature of Reporting Person                            Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
                                                                          Page 2